UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2010
GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-19394	54-1248422

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171-5219

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 502-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 13, 2010, James J. Leto notified the Board of Directors of GTSI Corp. (the “Company” or “GTSI”) that he will retire as GTSI’s Chief Executive Officer on February 15, 2010, the end of the current term of his Employment Agreement, and retire from GTSI’s Board of Directors (the “Board”) as of April 21, 2010, the date scheduled for the Company’s annual stockholders meeting. Mr. Leto will serve the Company as an employee through May 31, 2010, and thereafter as a consultant through December 31, 2010.
On January 13, 2010 the Board appointed Scott Friedlander, the Company’s current President and Chief Operating Officer, to succeed Mr. Leto as Chief Executive Officer upon Mr. Leto’s retirement as Chief Executive Officer on February 15, 2010. The Board also intends to nominate Mr. Friedlander as a Board member for election by the Company’s stockholders at their annual meeting scheduled to be held on April 21, 2010. Mr. Friedlander, age 49, has been the Company’s President and Chief Operating Officer since November 2007. Prior thereto, Mr. Friedlander held various positions with the Company, including Executive Vice President and Vice-President. Mr. Friedlander joined the Company in 2001.
In connection with his retirement, Mr. Leto and the Company have entered into a transition agreement dated as of January 20, 2010 (the “Agreement’) under which Mr. Leto will receive (a) a base salary at his current rate of $520,000 per annum through March 31, 2010, and (b) a base salary at the rate per annum of $390,000 from April 1, 2010 to May 31, 2010, his last day as an employee. As an employee, Mr. Leto will be eligible for all applicable Company employee benefits through May 31, 2010, including the rights to any vesting of options to purchase GTSI common stock and awards of GTSI common stock currently held by Mr. Leto under the Company’s Stock Incentive Plan.
Mr. Leto will provide consulting services to the Company during the period from June 1, 2010 until December 31, 2010. As a consultant, he will be paid an aggregate consulting fee of $130,000, to be paid over the seven-month period. The Company will also reimburse Mr. Leto for his business expenses incurred as a consultant to GTSI.
If the Company terminates Mr. Leto’s employment before May 31, 2010 or consulting services before December 31, 2010 for “non-performance”, Mr. Leto will be entitled to receive only payment of accrued but unpaid base salary or, as the case may be, consulting fees, and any other payments required by applicable law. If Mr. Leto’s employment or consulting services terminate because of his death or disability, his estate or he will continue to be entitled to receive the above-referenced compensation and benefits.
The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached to this Current Report as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.
99.1	Press Release issued by GTSI Corp., dated January 20, 2010.*

99.2	Transition Agreement dated as of January 20, 2010 between James J. Leto and GTSI Corp.

*	This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.
By:	/s/ Peter Whitfield
Peter Whitfield
Chief Financial Officer
Date: January 20, 2010